As filed with the Securities and Exchange Commission on November 6, 2006
Registration No. 333-124156

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-4
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
PROASSURANCE CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	6631	63-1261433
(State or Other Jurisdiction	(Primary Standard Industrial	(IRS Employer
of Incorporation or	Classification Code Number)	Identification No.)
Organization)
100 BROOKWOOD PLACE
BIRMINGHAM, ALABAMA 35209
(205) 877-4400
(Address, Including Zip Code, and Telephone Number, Including
Area Code, or Registrant’s Principal Executive Offices)
COPIES TO:
JACK P. STEPHENSON, JR., ESQ.
BURR & FORMAN LLP
420 NORTH 20TH STREET, SUITE 3100
BIRMINGHAM, ALABAMA 35203
(205) 458-5201
The Registration Fee was previously calculated and paid in connection with the initial filing of the Registration Statement on April 19, 2005.

DESCRIPTION OF AMENDMENT
     ProAssurance Corporation (the “Registrant”) registered 2,000,000 shares of its common stock (the “Registered Shares”) pursuant to a Registration Statement on Form S-4 (File No. 333-124156) originally filed with the Securities and Exchange Commission on April 19, 2005 and amended on June 20, 2005. The Registrant issued 1,654,313 of the Registered Shares (the “Issued Shares”) to the former stockholders of NCRIC Group, Inc. (“NCRIC”) pursuant to the merger of NCRIC and the Registrant completed on August 3, 2005, as contemplated by an Agreement and Plan of Merger dated as of February 28, 2005 by and among NCRIC, the Registrant and NCP Merger Corporation (which was renamed NCRIC Corporation at the time of the merger), a wholly-owned subsidiary of the Registrant. Since August 3, 2005, holders of options previously granted under NCRIC’s Stock Option Plan and 2003 Stock Option Plan (the “NCRIC Plans”) have exercised options with respect to 4,754 Registered Shares, and Registrant has filed Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 with respect to 6,386 Registered Shares (collectively the “Option Shares”) reserved for issuance pursuant to options previously granted under the NCRIC Plans, all of which options were assumed by Registrant pursuant to said Agreement and Plan of Merger, effective August 3, 2005. There are 334,547 shares of common stock of the Registrant (the “Unsold Shares”) that will not be issued as Issued Shares or Option Shares under the Registration Statement. Registrant paid a registration fee in the amount of $1,366 paid in total in connection with the registration of the Unsold Shares under the Registration Statement. The registration fee paid by the Registrant with respect to the Unsold Shares will be used as an offset against registration fees payable on securities to be registered in the future by the Registrant pursuant to SEC Rule 457(p).
[SIGNATURES ON FOLLOWING PAGE]

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 2 to its Registration Statement on Form S-4 to be signed on its behalf, by the undersigned thereunto duly authorized in the City of Birmingham, State of Alabama, on this the 31st day of October, 2006.

PROASSURANCE CORPORATION

By:	/s/ A. Derrill Crowe

A. Derrill Crowe, M.D.,
Chairman of the Board and Chief Executive Officer
     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ A. Derrill Crowe A. Derrill Crowe	Chairman of the Board and Chief Executive Officer (Principal Executive Officer) and Director	October 31, 2006

/s/ Edward L. Rand, Jr. Edward L. Rand, Jr.	Senior Vice President of Finance and Chief Financing Officer	October 31, 2006

/s/ James J. Morello James J. Morello	Treasurer and Chief Accounting Officer	October 31, 2006

/s/ Victor T. Adamo Victor T. Adamo	Director	October 31, 2006

* Lucian F. Bloodworth	Director	October 31, 2006

/s/ Paul R. Butrus Paul R. Butrus	Director	October 31, 2006

* Robert E. Flowers	Director	October 31, 2006

* John J. McMahon, Jr.	Director	October 31, 2006

* John P. North, Jr.	Director	October 31, 2006

* Ann F. Putallaz	Director	October 31, 2006

* William H. Woodhams	Director	October 31, 2006

* Wilfred W. Yeargan, Jr.	Director	October 31, 2006

/s/ Victor T. Adamo
* Victor T. Adamo, as attorney-in-fact